Schedule A

(as of the effective date)

Funds	Percentage of Investment Management Fee	Effective Date
FT Vest Laddered Moderate Buffer ETF (BUFZ)	50%	October 19, 2023
FT Vest Laddered Small Cap Moderate Buffer ETF (BUFS)	50%	May 21, 2024
FT Vest Laddered International Moderate Buffer ETF (BUFY)	50%	September 23, 2024
FT Vest Laddered Enhance & Moderate Buffer ETF (BUFX)	50%	June 16, 2025
FT Vest Laddered Max Buffer ETF (BUFH)	50%	June 16, 2025
FT Vest Laddered Emerging Markets Buffer ETF (BUFE)	50%	March 30, 2026
FT Vest Laddered U.S. Equity Equal Weight Buffer ETF (BFEW)	50%	March 30, 2026
FT Vest Laddered U.S. Equity Uncapped Accelerator ETF (BFXU)	50%	March 30, 2026